UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 18, 2014

DATARAM CORPORATION
(Exact name of registrant as specified in its charter)

New Jersey	1-8266	22-18314-09
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Route 571, P.O. Box 7258, Princeton, NJ	08543-7528
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (609) 799-0071

(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry Into a Material Definitive Agreement.

On July 15, 2014, Dataram Corporation (the “Company”) entered into a Subordinated Secured Convertible Bridge Note and Warrant Purchase Agreement (the “Purchase Agreement”) governing the issuance of up to $750,000 aggregate principal amount of Subordinated Secured Convertible Bridge Notes (the “Bridge Notes”) and Warrants (the “Warrants”).  The Bridge Notes and Warrants were issued on July 15, 2014.  The Company issued $600,000 aggregate principal amount of the Bridge Notes to certain institutional investors (“Institutional Investors”) and $150,000 aggregate principal amount of the Bridge Notes to certain members of management, officers and directors of the Company (“Management”). This summary is not a complete description of all of the terms of the Purchase Agreement and is qualified in its entirety by reference to the Purchase Agreement filed as Exhibit 10.1 hereto, which is incorporated by reference into this Item 1.01.

The Bridge Notes include customary events of default, including, among other things, payment defaults, covenant breaches, certain representations and warranties, certain events of bankruptcy, liquidation and suspension of the Company’s common stock from trading.  If such an event of default occurs, the holders of the Bridge Notes may be entitled to take various actions, which may include the acceleration of amounts due under the Bridge Notes.  The foregoing description is qualified in its entirety by reference to the form of Bridge Note filed as Exhibit 10.2 hereto and is incorporated by reference into this Item 1.01.

The Bridge Notes, which mature on October 15, 2014 (subject to a three-month extension at the option of the holders), are convertible into shares of the Company’s common stock. The initial conversion price for Institutional Investors is $2.50 per share, and the initial conversion price for Management is equal to the closing price of the Company’s common stock on the closing date of the Purchase Agreement, $2.94. The Bridge Notes are secured obligations of the Company and will bear interest at a rate of 8% per year.

The Warrants are exercisable for five years after the closing date of the Purchase Agreement. For each $1,000 of principal amount of Bridge Notes, the holder will receive 1,200 Warrants to purchase the Company’s common stock. Each holder will be entitled to exercise one-third of all warrants received at an exercise price of $3.00, one-third of all warrants received at an exercise price of $3.50, and one-third of all warrants received at an exercise price that is equal to the closing price on the closing date of the Purchase Agreement, $2.94. The foregoing description is qualified in its entirety by reference to the form of Warrant filed as Exhibit 10.3 hereto and is incorporated by reference into this Item 1.01.

Pursuant to the terms of the Purchase Agreement, the Company has agreed to use its best efforts to register the shares underlying the Bridge Notes and the Warrants.

In connection with the Purchase Agreement, the Company also entered into a security agreement, dated July 15, 2014 (the “Security Agreement”) with the holders of the Bridge Notes. The Security Agreement provides the holders a security interest in certain assets of the Company. The security interest granted to the holders of the Bridge Notes is subject to the first priority lien and security interest of Rosenthal & Rosenthal, Inc. which was granted on November 6, 2013. This summary is not a complete description of all of the terms of the Security Agreement and is qualified in its entirety by reference to the Security Agreement filed as Exhibit 10.4 hereto, which is incorporated by reference into this Item 1.01.

Item 3.02.   Unregistered Sales of Equity Securities

On July 15, 2014, the Company completed a private placement of $750,000 of aggregate principal amount of Bridge Notes and Warrants to certain investors.  The offers and sales were made without registration under the Securities Act, or the securities laws of certain states, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D under the Securities Act and in reliance on similar exemptions under applicable state laws.  No general solicitation or general advertising was used in connection with the offering of the Bridge Notes and Warrants.  The Company disclosed to the investors, and the investors acknowledged, that the Bridge Notes and Warrants and the underlying common stock could not be sold unless they are registered under the Securities Act or unless an exemption from registration is available, and the certificates or instruments representing the Bridge Notes and Warrants included, and the certificates representing the common stock to be issued upon conversion or exercise of the Bridge Notes and Warrants will include a legend to that effect.

Item 7.01.   Regulation FD Disclosure

On July 18, 2014, the Company issued a press release announcing the Company’s closing of the private placement.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.  In accordance with General Instruction B.2 of Form 8-K, Exhibit 99.1 hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.   Financial Statements and Exhibits.

No.	Description
10.1	Form of Subordinated Secured Convertible Bridge Note and Warrant Purchase Agreement
10.2	Secured Convertible Bridge Note
10.3	Form of Warrant
10.4	Form of Security Agreement
99.1	Press Release dated July 18, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATARAM CORPORATION
(Registrant)
Date July 18, 2014
/s/ MARC P. PALKER
(Signature)
Marc P. Palker
Chief Financial Officer